Exhibit 99.1

FOR RELEASE

Contact:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-453-1336

Jaren.Madden@infi.com

http://www.infi.com

INFINITY REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

– Data from Clinical Trials of IPI-145 to be Presented at ACR and ASH –

– Patient Enrollment Completed for Phase 2 Trial of Retaspimycin HCl Plus Docetaxel

in Non-Small Cell Lung Cancer –

–Updated 2012 Financial Guidance Provided with Cash Runway Into 2014 –

Cambridge, Mass. – November 6, 2012 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today highlighted its recent clinical and business progress and reported its financial results for the third quarter of 2012.

“We have made strong progress across all aspects of our business during the third quarter and now look forward to reporting near-term data for both our PI3K and Hsp90 programs,” stated Adelene Q. Perkins, president and chief executive officer at Infinity. “Data from clinical trials of IPI-145 will be presented at two medical meetings this quarter. We have also completed patient enrollment in our Phase 2 trial of retaspimycin HCl plus docetaxel in non-small cell lung cancer, and we expect to report topline data from that trial in the first half of 2013. Data from both of these programs will help to inform our development plans in 2013 and beyond.”

Recent Highlights

•

Data from Phase 1 trial of IPI-145 in hematologic malignancies to be presented at ASH: Infinity announced that data from its ongoing Phase 1, open-label, dose-escalation trial of IPI-145 in patients with advanced hematologic malignancies will be presented at the 54th American Society of Hematology (ASH) Annual Meeting and Exhibition being held in Atlanta, Georgia, from December 8 – 11, 2012. IPI-145 is a potent, oral inhibitor of PI3K-delta and -gamma in development for the treatment of hematologic malignancies and inflammatory disorders. The poster, entitled “Clinical safety and activity in a Phase 1 trial of IPI-145, a potent inhibitor of phosphoinositide-3-kinase (PI3K)-delta,gamma, in patients with advanced hematologic malignancies” (Abstract #3663), will be presented on Monday, December 10, 2012, from 6:00 p.m. to 8:00 p.m. ET in the Georgia World Congress Center, Hall B1-B2.

Infinity will also host an investor reception on Monday, December 10, 2012, from 8:00 p.m. to 10:00 p.m. ET to discuss IPI-145 and to review the data presented at ASH. The reception will be webcast beginning at 8:45 p.m. ET and can be accessed in the “investors/media” section of Infinity’s website, www.infi.com. A replay of the event will also be available.

•

Data from Phase 1 trial of IPI-145 in healthy subjects to be presented at ACR: Infinity will present data from its completed Phase 1 trial of IPI-145 in healthy adult subjects during a poster session at the American College of Rheumatology (ACR)/Association of Rheumatology Health Professionals (ARHP) 2012 Annual Meeting being held in Washington, DC, from November 10 – 14, 2012. The poster, entitled “The potent phosphoinositide-3-kinase-delta, gamma inhibitor IPI-145 is active in preclinical models of arthritis and well tolerated in healthy adult subjects” (Abstract #338), will be presented on Sunday, November 11, 2012, from 9:00 a.m. to 6:00 p.m. ET in the Walter E. Washington Convention Center, Poster Hall B.

•

Enrollment completed in Phase 2 trial of retaspimycin HCl plus docetaxel in NSCLC: Infinity today announced that it has completed enrollment in its Phase 2, double-blind, randomized, placebo-controlled trial of retaspimycin hydrochloride (HCl) in combination with docetaxel in non-small cell lung cancer (NSCLC) patients with a history of smoking. Retaspimycin HCl is an intravenously administered, potent and selective heat shock protein 90 (Hsp90) inhibitor. The company expects to report topline overall survival data from this trial in the first half of 2013.

•

Phase 1b/2 trial of retaspimycin HCl plus everolimus in NSCLC ongoing: Infinity today reported that its Phase 1b/2 trial of retaspimycin HCl in combination with everolimus in NSCLC patients with an activating KRAS mutation is continuing. The Phase 1b portion of the study is designed to determine the recommended dose and schedule for the combination treatment. Infinity expects to provide topline data from the Phase 1b portion of the trial in the first half of 2013.

•

Steve H. Holtzman resigns from Infinity’s board of directors: Infinity today announced that Mr. Steven H. Holtzman, the company’s founder, has resigned from his positions as chair and a member of Infinity’s board of directors. Mr. Holtzman resigned to avoid the potential for a conflict of interest between his role as a member of Infinity’s board of directors and his role as executive vice president, corporate development of Biogen Idec Inc. that could have arisen from both companies having product development programs focused on inflammatory disorders. Mr. Holtzman has entered into a three-year agreement with Infinity to act as a strategic advisor to the company on non-conflicting matters. Mr. Holtzman served as Infinity’s chair and chief executive officer from the company’s founding in 2001 through 2009. Ms. Perkins has been named chair of Infinity’s board of directors.

“As Infinity’s founding chief executive officer, Steve established our culture of Citizen-Ownership and built a strong foundation for the company that positions us to achieve our mission of sustainably discovering, developing and delivering important new medicines to patients and creating significant value for shareholders,” said Ms. Perkins. “Steve’s vision, inspiration and counsel have been invaluable to me on a personal and professional level, as well as to the company. We are grateful for his leadership, passion and guidance over the past 11 years and look forward to working with him as a strategic advisor going forward.”

Third Quarter 2012 Financial Results

•

At September 30, 2012, Infinity had total cash, cash equivalents and available-for-sale securities of $189.4 million, compared to $104.6 million at June 30, 2012. In August, Infinity completed an underwritten registered public offering of 6,095,000 shares of common stock at $14.50 per share. The net proceeds to Infinity from the offering are approximately $83 million. In September, Infinity also received $27.5 million in cash and extinguished its long-term debt following the completion of the sale and issuance of 5,416,565 shares of its common stock to Purdue Pharma L.P.

•

Gain related to the previous strategic alliance with Purdue and Mundipharma was $46.6 million for the third quarter of 2012. Infinity does not have any future research and development (R&D) obligations to Purdue and Mundipharma.

•

Infinity did not record any revenue during the third quarter of 2012, as the previous strategic alliance with Purdue and Mundipharma ended in July 2012. Total revenue was $23.3 million for the same period in 2011, which was composed of $22.3 million for reimbursed R&D services performed under the strategic alliance with Purdue and Mundipharma and $1.0 million from the amortization of deferred revenue associated with the grant of rights and licenses under this alliance.

•

R&D expense for the third quarter of 2012 was $21.5 million, compared to $29.4 million for the same period in 2011. The decrease in R&D expense for the third quarter of 2012 compared to the same period in 2011 was primarily related to the discontinuation of development of the company’s Hedgehog pathway program.

•

General and administrative (G&A) expense for the third quarter of 2012 was $6.3 million, compared to $5.5 million for the same period in 2011. The increase in G&A expense for the third quarter of 2012 compared to the same period in 2011 was related primarily to a charge taken in connection with restructuring activities associated with its reduction in headcount previously announced.

•

Net income for the third quarter of 2012 was $18.4 million, or a basic earnings per common share of $0.57 and a diluted earnings per common share of $0.52, compared to a net loss of $11.9 million, or a basic and diluted loss per common share of $0.45, for the same period in 2011.

2012 Financial Guidance

Infinity today provided updated financial guidance for 2012.

•

Revenue: Infinity expects total revenue for 2012 to be $47.1 million, composed of $45.0 million for reimbursed R&D services from Mundipharma and $2.1 million due to the amortization of deferred revenue. Infinity does not expect to recognize any revenue in future periods from the previous strategic alliance with Purdue and Mundipharma.

•	Operating expenses: Infinity expects operating expenses for 2012 to range from $125 million to $135 million, revised from an earlier expectation of $135 million to $145 million.

•	Net loss: Infinity expects a net loss for 2012 to range from $35 million to $45 million.

•

Cash and investments: Infinity expects to end 2012 with a year-end cash and investments balance ranging from $155 million to $165 million, revised from an earlier expectation of $65 million to $75 million.

In the absence of additional funding or business development activities and based on Infinity’s current operating plans, the company expects that its current cash and investments are sufficient to fund its planned operations into 2014. Importantly, Infinity expects its current cash runway to extend through key data readouts that are expected from its ongoing clinical trials.

Conference Call Information

Infinity will host a conference call today, Tuesday, November 6, 2012, at 8:30 a.m. ET to discuss these financial results and provide an update on the company. A live webcast of the conference call can be accessed in the “investors/media” section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) or 1-631-291-4526 (international) five minutes prior to start time. The conference ID number is 43452150. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative drug discovery and development company seeking to discover, develop and deliver to patients best-in-class medicines for diseases with significant unmet need. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs focused on the inhibition of phosphoinositide-3-kinase and heat shock protein 90 are evidence of its innovative approach to drug discovery and development. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the expected timing for reporting data on the IPI-145 and Hsp90 programs, Infinity’s financial guidance with respect to total revenue, operating expenses, net loss, and year-end cash for 2012, and Infinity’s expectations with respect to the availability of cash to fund its operations through key data inflection points into 2014. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will report data in the timeframes it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations could also be affected by risks and uncertainties relating to: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent filings filed by Infinity with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	September 30, 2012	December 31, 2011
Cash, cash equivalents and available-for-sale securities, including long term	$189,406	$115,937
Other current assets	3,673	2,703
Property and equipment, net	3,871	4,582
Other long-term assets	1,241	1,268

Total assets	$198,191	$124,490

Current liabilities	$17,858	$28,986
Long-term debt due to Purdue entities, net of debt discount	—	37,553
Deferred revenue from Purdue entities, less current portion	—	42,147
Other long-term liabilities	606	371
Total stockholders’ equity	179,727	15,433

Total liabilities and stockholders’ equity	$198,191	$124,490

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Collaborative research and development revenue from Purdue entities	$—	$23,305	$47,114	$70,448
Operating expenses:
Research and development	21,495	29,418	78,578	78,689
General and administrative	6,294	5,470	20,771	16,675

Total operating expenses	27,789	34,888	99,349	95,364
Gain on termination of Purdue entities alliance	46,555	—	46,555	—

Income (loss) from operations	18,766	(11,583)	(5,680)	(24,916)
Other income (expense):
Interest expense	(533)	(433)	(1,908)	(1,299)
Income from Massachusetts tax incentive award	—	—	193	—
Interest and investment income	170	71	416	234

Total other expense	(363)	(362)	(1,299)	(1,065)

Net income (loss)	$18,403	$(11,945)	$(6,979)	$(25,981)

Earnings (loss) per common share:
Basic	$0.57	$(0.45)	$(0.24)	$(0.98)

Diluted	$0.52	$(0.45)	$(0.24)	$(0.98)

Weighted average number of common shares outstanding:
Basic	32,039,866	26,666,332	28,638,512	26,590,597

Diluted	35,173,223	26,666,332	28,638,512	26,590,597

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